Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Second Quarter 2008 Results and

Capital Management Initiatives to Reduce Leverage

Second Quarter 2008 Highlights

•	Total reported revenues reached $184.1 million, an increase of 16.5% over the prior year.

•	As Adjusted Revenues were $184.4 million, a decrease of 4.7% on a same store basis, significantly better than the industry.

•	Online revenue growth accelerated in the second quarter, increasing 34.8% over the prior year.

•	As Adjusted EBITDA declined 8.2% over the prior year to $38.0 million.

•	As Adjusted EBITDA declined 16.0% versus prior year on a same store basis.

•	Levered Free Cash Flow of $0.20 per share.

•	Recorded a non-cash impairment charge to goodwill, intangibles and long-lived assets of $443.1 million.

Recent Developments

•	Suspended quarterly dividend payments – intend to use free cash flow to reduce leverage and increase liquidity.

•	Subsidiary entered into agreement to issue $11.5 million of non-voting cumulative preferred stock – proceeds will be used to ensure the Company is in compliance with credit agreement.

FAIRPORT, N.Y., August 8, 2008 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (NYSE: GHS) today reported financial results for the quarter ended June 30, 2008.

The Company reported total revenues of $184.1 million in the quarter, an increase of 16.5% over the second quarter of 2007. On a same-store basis, As Adjusted Revenues for the Company were $184.4 million in the quarter, decreasing 4.7% over the prior year. GateHouse Media revenues continued to outperform its newspaper peers, which averaged double-digit revenue declines.

Operating loss for the second quarter was $429.7 million, which included a goodwill, intangibles and long-lived assets impairment charge of $443.1 million. Excluding the goodwill, intangible and long-lived assets impairment charge, which is a non-cash charge, operating income was $13.4 million compared to $18.5 million in the second quarter of 2007. As Adjusted EBITDA for the quarter was $38.0 million, a decrease of 16.0% on a same store basis.

GateHouse Media’s management utilizes As Adjusted Revenues and As Adjusted EBITDA to evaluate the Company’s performance, cash flows and liquidity because these metrics exclude non-cash items such as depreciation and amortization, non-cash compensation expense and one-time costs associated with integrating acquisitions and realizing synergy cost savings. GateHouse Media also uses As Adjusted EBITDA, excluding corporate costs, to assess the performance of its core local businesses.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “The Company delivered industry leading same store results in a very challenging economic environment. The majority of our revenue declines continue to come from classified advertising. Local advertising revenue is holding up quite well and our online and circulation revenues continue to grow.

“We are experiencing increasing inflationary pressure, particularly with regard to newsprint pricing, delivery costs and health care expenses. Unfortunately, these expense increases offset our targeted cost reductions in the second quarter, resulting in a 1.3% decline in expenses year over year on a same store basis, less than we anticipated. We continue to aggressively look for ways to reduce expenses without impacting the quality of news and customer service we provide to our readers and advertisers. We also continue to invest in and expand our online business which is translating into growth. Both protecting and enhancing our local franchises, print and online, is very important to our future.”

Capital Management Initiatives

The Company announced that it will temporarily suspend payment of a quarterly dividend to common shareholders commencing with the second quarter of 2008. A subsidiary of the Company entered into an agreement to issue $11.5 million of non-voting cumulative preferred stock to a private equity fund managed by an affiliate of Fortress Investment Group, GateHouse Media’s largest shareholder. The proceeds will be used to ensure the Company is in compliance with its credit agreement.

Commenting on the capital management initiatives, Reed said, “Given the challenging environment we are using free cash flow to reduce leverage and maintain additional liquidity. These initiatives will also allow us to pay down our revolving credit facility to zero over the next three months. When the revolving credit facility is at zero, we have no leverage covenant tests under our credit facility. Our facility does not mature until 2014, which provides us with significant time to strengthen our balance sheet.”

Any future determination to pay dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors the Board of Directors may deem relevant.

Second Quarter 2008

Total reported revenues reached $184.1 million, an increase of 16.5% over the prior year. As Adjusted Revenues for the quarter were $184.4 million, a decline of 4.7% on a same store basis. Local advertising revenues continued to perform well given the current economic environment declining only 3.2% on a same store basis. Classified revenues continue to be the primary driver of revenue declines with a 16.6% decline on a same store basis. The classified advertising weakness was seen across all three major categories: help wanted, real estate and auto. Online revenue growth accelerated from the first quarter, increasing 34.8% on a same store basis. Circulation revenues in the quarter increased by 1.1%, driven by price increases partially offset by small volume declines. Commercial printing and other revenues declined 4.2% on a same store basis due to lower commercial printing projects, which is typical in a slow economy.

As Adjusted EBITDA declined 16.0% to $38.0 million on a same store basis. A combination of the decline in sales and flat expenses year over year contributed to the decline. Targeted cost reductions were offset by inflationary pressures on newsprint, ink, delivery costs and health care.

Non-cash compensation expense for Restricted Stock Grants (RSGs) in the second quarter was $1.0 million. One-time costs incurred or accrued in the quarter were $4.4 million. These were charges related primarily to integration of the Company’s acquisitions in order to realize permanent expense reductions, and to reduce future capital expenditure needs, as well as staff reductions taken in order to reduce the cost basis in light of the current revenue environment.

Levered Free Cash Flow for the quarter was $11.5 million compared with $17.4 million for the same quarter in 2007.

The Company announced that a second quarter 2008 non-cash impairment charge related to goodwill, intangibles and long-lived assets of $443.1 million was recorded. This decreased the Company’s second quarter earnings per share by $7.50. This charge resulted from impairment testing, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, completed at the end of the second quarter triggered by the decline of the Company’s share price. This impairment resulted primarily from GAAP rules which require a reconciliation between book value and our current market capitalization. The Company’s current stock market price along with general economic conditions were key factors in determining the amount of the impairment charge.

Commenting on the impairment charge, Reed said, “It is important to note, that while the Company’s cash flows are down the first six months on a same store basis, our assets still produce great cash flow. This impairment is more a reflection of the Company’s stock price and a reconciliation of market capitalization to book value. We believe our assets will continue to produce strong cash flows and when the economic cycle improves we are positioned in our small markets to grow.”

Earnings Call

The Company has scheduled a conference call to discuss the financial results on August 8, 2008 at 10:00 a.m. Eastern Time. The conference call can be accessed by dialing (877) 545-1409 (from within the U.S.) or (719) 325-4910 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.gatehousemedia.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 p.m. Eastern Time on August 22, 2008 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “264-5648.” A copy of this earnings release and quarterly financial supplement will be posted on the Investors section of the GateHouse Media website.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 97 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30, 2008		Three months ended June 30, 2007	Six months ended June 30, 2008		Six months ended June 30, 2007
Revenues:
Advertising	$135,816		$117,577	$257,772		$188,241
Circulation	37,525		31,967	73,766		49,140
Commercial printing and other	10,731		8,420	21,060		14,866

Total revenues	184,072		157,964	352,598		252,247
Operating costs and expenses:
Operating costs	98,406		81,792	195,726		133,948
Selling, general, and administrative	51,558		40,580	100,109		70,912
Depreciation and amortization	18,857		15,427	37,607		24,229
Integration and reorganization costs	1,603		1,615	4,210		2,453
Impairment of long-lived assets	102,517		82	102,517		201
Loss on sale of assets	212		9	206		22
Goodwill and mastheads impairment	340,575		—	340,575		—

Operating income (loss)	(429,656)		18,459	(428,352)		20,482
Interest expense	23,217		22,379	47,633		32,596
Amortization of deferred financing costs	581		980	1,164		1,203
Unrealized (gain) loss on derivative instrument	1,037		(758)	1,756		(375)
Other (income) expense	23		(3)	36		(208)

Loss from continuing operations before income taxes	(454,514)		(4,139)	(478,941)		(12,734)
Income tax benefit	(15,787)		(1,535)	(13,316)		(4,021)

Loss from continuing operations	(438,727)		(2,604)	(465,625)		(8,713)
Income (loss) from discontinued operations, net of income taxes	(4,524	) (a)	640	(6,415	) (a)	670

Net loss	$(443,251)		$(1,964)	$(472,040)		$(8,043)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(7.69)		$(0.07)	$(8.17)		$(0.23)
Income (loss) from discontinued operations, net of income taxes	(0.08)		0.02	(0.11)		0.02

Net loss	$(7.77)		$(0.05)	$(8.28)		$(0.21)
Dividends declared per share	$—		$0.40	$0.20		$0.77
Basic weighted average shares outstanding	57,024,747		38,099,500	56,996,635		38,098,340

Diluted weighted average shares outstanding	57,024,747		38,099,500	56,996,635		38,098,340

(a)	Included in income from discontinued operations, net of taxes are total revenues of $352 for the three months ended June 30, 2008 primarily related to Telluride, CO and $2,684 for the six months ended June 30, 2008 primarily from Yankton, SD, Winter Haven, FL and Telluride, CO.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,793	$12,096
Accounts receivable, net of allowance for doubtful accounts of $4,295 and $3,874 at June 30, 2008 and December 31, 2007, respectively	77,621	85,474
Inventory	11,613	9,046
Prepaid expenses	5,123	4,514
Deferred income taxes	3,890	3,890
Other current assets	5,431	4,208
Assets held for sale	207	1,540

Total current assets	116,678	120,768
Property, plant, and equipment, net of accumulated depreciation of $44,053 and $30,597 at June 30, 2008 and December 31, 2007, respectively	212,943	210,209
Goodwill	399,581	701,852
Intangible assets, net of accumulated amortization of $81,488 and $58,111 at June 30, 2008 and December 31, 2007, respectively	654,744	808,794
Deferred financing costs, net	7,735	8,416
Other assets	1,482	1,692
Long-term assets held for sale	14,889	23,264

Total assets	$1,408,052	$1,874,995

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term liabilities	$1,359	$1,047
Short-term note payable	10,423	10,000
Short-term debt	17,000	—
Accounts payable	21,175	13,190
Accrued expenses	42,639	40,672
Accrued interest	8,814	9,947
Deferred revenue	31,837	29,840
Dividend payable	—	23,126
Liabilities held for sale	67	623

Total current liabilities	133,314	128,445
Long-term liabilities:
Long-term debt	1,223,700	1,206,000
Long-term liabilities, less current portion	5,424	3,809
Deferred income taxes	11,932	25,327
Derivative instruments	36,891	44,101
Pension and other postretirement benefit obligations	15,481	13,325

Total liabilities	1,426,742	1,421,007

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized at June 30, 2008; none issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at June 30, 2008; 58,213,868 and 57,947,073 shares issued, and 58,129,440 and 57,891,295 outstanding at June 30, 2008 and December 31, 2007, respectively	568	568
Additional paid-in capital	824,148	822,025
Accumulated other comprehensive loss	(41,053)	(49,962)
Accumulated deficit	(802,052)	(318,407)
Treasury stock, at cost, 84,428 and 55,778 shares at June 30, 2008 and December 31, 2007, respectively	(301)	(236)

Total stockholders’ equity (deficit)	(18,690)	453,988

Total liabilities and stockholders’ equity (deficit)	$1,408,052	$1,874,995

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended June 30, 2008	Six months ended June 30, 2007
Cash flows from operating activities:
Net loss	$(472,040)	$(8,043)
Income (loss) from discontinued operations, net of income taxes	(6,415)	670

Net loss from continuing operations	(465,625)	(8,713)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,607	24,229
Amortization of deferred financing costs	1,164	1,203
Unrealized loss (gain) on derivative instrument	1,756	(375)
Non-cash compensation expense	2,123	2,017
Deferred income taxes	(13,406)	(5,373)
Loss on sale of assets	206	22
Pension and other postretirement benefit obligations	300	668
Non-cash interest expense	618	—
Impairment of long-lived assets	102,517	201
Goodwill and mastheads impairment	340,575	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	7,475	(1,555)
Inventory	(2,606)	1,019
Prepaid expenses	(234)	797
Other assets	(1,102)	(2,270)
Accounts payable	7,254	1,543
Accrued expenses	1,257	6,795
Accrued interest	(1,133)	11,180
Deferred revenue	1,387	(537)
Other long-term liabilities	(686)	(32)

Net cash provided by operating activities	19,447	30,819

Cash flows from investing activities:
Purchases of property, plant, and equipment	(5,882)	(3,663)
Proceeds from sale of publications and other assets	12,501	261
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	—	(154)
Acquisition of The Copley Press, Inc. newspapers, net of cash acquired	(11)	(380,829)
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	379	(419,932)
Other acquisitions, net of cash acquired	(24,540)	(206,803)

Net cash used in investing activities	(17,553)	(1,011,120)

Cash flows from financing activities:
Payment of debt issuance costs	(6)	(7,433)
Borrowings under term loans	19,505	1,495,000
Repayments of term loans	(3,600)	(558,000)
Net borrowings under revolving credit facility	17,700	3,000
Payment of offering costs	—	(647)
Purchase of treasury stock	(65)	—
Payment of dividends	(34,731)	(23,883)

Net cash provided by (used in) financing activities	(1,197)	908,037

Net increase (decrease) in cash and cash equivalents	697	(72,264)
Cash and cash equivalents at beginning of period	12,096	90,302

Cash and cash equivalents at end of period	$12,793	$18,038

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Loss from continuing operations	$(438,727)	$(2,604)	$(465,625)	$(8,713)
Income tax expense (benefit)	(15,787)	(1,535)	(13,316)	(4,021)
Unrealized (gain) loss on derivative instrument (1)	1,037	(758)	1,756	(375)
Amortization of deferred financing costs	581	980	1,164	1,203
Interest expense	23,217	22,379	47,633	32,596
Impairment of long-lived assets	102,517	82	102,517	201
Depreciation and amortization	18,857	15,427	37,607	24,229
Goodwill and masthead impairment	340,575	—	340,575	—

Adjusted EBITDA from continuing operations	32,270	33,971	52,311	45,120
Non-cash compensation and other expense	3,782	1,292	10,747	3,161
Non-cash portion of postretirement benefits expense	335	354	893	668
Integration and reorganization costs	1,603	1,615	4,210	2,453
Loss on sale of assets	212	9	206	22
Impact of SureWest Directories purchase accounting	—	3,073	—	4,088
Income (loss) from discontinued operations	(218)	1,044	(311)	1,074

As Adjusted EBITDA	37,984	41,358	68,056	56,586
Net capital expenditures (2)	(3,190)	(1,564)	(5,789)	(3,402)
Cash taxes	(40)	—	(40)	—
Interest expense	(23,217)	(22,379)	(47,633)	(32,596)

Levered Free Cash Flow	$11,537	$17,415	$14,594	$20,588

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Capital expenditures include proceeds from sales of other assets of $0.1 million for the three months ended June 30, 2008 and June 30, 2007 and $0.1 million and $0.3 million for the six months ended June 30, 2008 and June 30, 2007, respectively.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Total revenues from continuing operations	$184,072	$157,964	$352,598	$252,247
Revenues from discontinued operations	352	3,968	2,684	4,669

Total income statement revenues	184,424	161,932	355,282	256,916
Impact of SureWest Directories purchase accounting	—	4,609	—	9,310

As Adjusted Revenues	$184,424	$166,541	$355,282	$266,226

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.